Exhibit 15.1

May 8, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 8, 2018 on our review of interim financial information of Varian Medical Systems, Inc. for the three and six month periods ended March 30, 2018 and March 31, 2017 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 30, 2018 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-221763) and Form S‑8 (No. 333-223143, No. 333-220078, No.333-188693, No.333-168444, No. 333-168443, No. 333-146176, No. 333-130001, No. 333-152903, No. 333-123778, No. 333-75531, No. 333-57006, No. 333-57008, No. 333-57010, and No. 333-161307).

Very truly yours,

/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 488 Almaden Boulevard, Suite 1800, San Jose, CA 95110
T: (408) 817 3700, F: (408) 817 5050, www.pwc.com/us